Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2005 relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Investors of Mellon Institutional Funds Master Portfolio:
Standish Mellon Fixed Income Portfolio, Standish Mellon Global Fixed Income Portfolio, Standish Mellon High Yield Bond Portfolio and Standish Mellon Short Term Asset Reserve Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Registered Public Accounting Firm", "Experts and Financial Statements", "Investment Advisory and Other Services" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 29, 2005